Exhibit 99.1

Air Lease Announces Second Quarter 2025 Results
Los Angeles, California, August 4, 2025 — Air Lease (NYSE: AL) announces financial results for the three and six months ended June 30, 2025.
“We had a strong quarter bolstered by our new aircraft deliveries, healthy gains on sales, increasing portfolio yield, and significant Russia insurance recoveries. Demand for aircraft, both on the leasing and sales side, remains robust and bodes well for margin expansion,” said John L. Plueger, Chief Executive Officer and President.

Second Quarter 2025 Results
The following table summarizes our operating results for the three and six months ended June 30, 2025 and 2024 (in millions, except per share amounts and percentages):

Operating Results

	Three Months Ended June 30,				Six Months Ended June 30,
	2025	2024	$ change	% change	2025	2024	$ change	% change
Revenues	731.7	667.3	64.4	9.7%	1,470.0	1,330.6	139.4	10.5%
Operating expenses	(589.1)	(539.5)	(49.6)	9.2%	(1,187.7)	(1,067.5)	(120.2)	11.3%
Recoveries of Russian fleet write-off	344.0	—	344.0	—	675.9	—	675.9	—
Income before taxes	486.6	127.7	358.9	281.0%	958.2	263.1	695.1	264.2%
Net income attributable to common stockholders	$374.1	$90.4	$283.7	313.8%	$738.8	$187.9	$550.9	293.2%
Diluted earnings per share	$3.33	$0.81	$2.52	311.1%	$6.59	$1.68	$4.91	292.3%
Adjusted net income before income taxes(1)	$157.4	$137.4	$20.0	14.6%	$326.9	$283.6	$43.3	15.3%
Adjusted diluted earnings per share before income taxes(1)	$1.40	$1.23	$0.17	13.8%	$2.91	$2.54	$0.37	14.6%

Key Financial Ratios

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Pre-tax margin	66.5%	19.1%	65.2%	19.8%
Adjusted pre-tax margin(1)	21.5%	20.6%	22.2%	21.3%
Pre-tax return on common equity (trailing twelve months)	17.0%	10.4%	17.0%	10.4%
Adjusted pre-tax return on common equity (trailing twelve months)(1)	9.0%	10.8%	9.0%	10.8%
——————————————————————
(1) Adjusted net income before income taxes, adjusted diluted earnings per share before income taxes, adjusted pre-tax margin and adjusted pre-tax return on common equity have been adjusted to exclude the effects of certain non-cash items, such as non-cash deemed dividends upon redemption of our Series A preferred stock, one-time or non-recurring items that are not expected to continue in the future, such as retirement compensation and net write-offs and recoveries related to our former Russian fleet, and certain other items. See note 1 under the Consolidated Statements of Operations included in this earnings release for a discussion of the non-GAAP measures and a reconciliation to their most comparable GAAP financial measures.

Highlights
•During the second quarter, we took delivery of 12 aircraft from our orderbook, representing $892 million in aircraft investments, ending the period with 495 aircraft in our owned fleet and over $33 billion in total assets.
•We recognized a net benefit of $344 million from the settlement of insurance claims related to our former Russian fleet for the three months ended June 30, 2025. In addition, we expect to recognize an additional net benefit of approximately $60 million in the third quarter of 2025 from the settlement of additional insurance claims. As of August 4, 2025, we have entered into agreements to recover 104% of our Russian Fleet write-off that was recorded in March of 2022 at the onset of the Russian-Ukraine War.
•Sold four aircraft during the second quarter for $126 million in sales proceeds.
•We have $1.4 billion of aircraft in our sales pipeline1, which includes approximately $524 million in flight equipment held for sale as of June 30, 2025 and approximately $851 million of aircraft subject to letters of intent.
•Placed 100% and 87% of our expected orderbook on long-term leases for aircraft delivering through the end of 2026 and 2027, respectively, and placed approximately 58% of our entire orderbook delivering through 2031.
•Ended the quarter with $28.8 billion in committed minimum future rental payments consisting of $19.3 billion in contracted minimum rental payments on the aircraft in our existing fleet and $9.5 billion in minimum future rental payments related to aircraft which will deliver during the last six months of 2025 through 2031.
•On July 30, 2025, our board of directors approved a quarterly cash dividend of $0.22 per share on our outstanding Class A common stock. This quarterly dividend of $0.22 per share will be paid on October 8, 2025, to holders of record of our Class A common stock as of September 3, 2025.

Financial Overview
Our total rental of flight equipment revenue for the three months ended June 30, 2025 increased by approximately 11%, to $679 million, as compared to the three months ended June 30, 2024. The increase is primarily due to the continued growth of our fleet and higher end of lease revenue. During the three months ended June 30, 2025, we recognized approximately $20 million in end of lease revenue as compared to $2 million for the three months ended June 30, 2024.

Our gain on aircraft sales and trading and other income for the three months ended June 30, 2025 decreased by 8%, to $53 million, as compared to the three months ended June 30, 2024, primarily driven by lower sales volume, partially offset by increases in management fee revenue and other income. We recorded $16.7 million in gains from the sale of four aircraft for the three months ended June 30, 2025, compared to $39.8 million in gains from the sale of 11 aircraft for the three months ended June 30, 2024.

Our net income attributable to common stockholders for the three months ended June 30, 2025 was $374 million, or $3.33 per diluted share, as compared to $90 million, or $0.81 per diluted share, for the three months ended June 30, 2024. Net income attributable to common stockholders increased from the prior year period primarily due to a net benefit of $344 million from the settlement of insurance claims with certain insurers related to aircraft detained in Russia, along with higher total revenues as discussed above. These were slightly offset by higher interest expense, driven by the increase in our composite cost of funds.

Adjusted net income before income taxes during the three months ended June 30, 2025 was $157 million, or $1.40 per adjusted diluted share, as compared to $137 million, or $1.23 per adjusted diluted share, for the three months ended June 30, 2024. The increase is primarily due to an increase in our total rental of flight equipment revenue as discussed above, partially offset by higher interest expense, driven by the increase in our composite cost of funds, and a decrease in our gain on aircraft sales and trading and other income.

1 Aircraft in our sales pipeline is as of June 30, 2025, and includes letters of intent and sale agreements signed through August 4, 2025.

Flight Equipment Portfolio
As of June 30, 2025, the net book value of our fleet increased to $29.1 billion, compared to $28.2 billion as of December 31, 2024. As of June 30, 2025, we owned 495 aircraft in our aircraft portfolio, comprised of 357 narrowbody aircraft and 138 widebody aircraft, and we managed 53 aircraft. The weighted average fleet age and weighted average remaining lease term of flight equipment subject to operating lease as of June 30, 2025 was 4.8 years and 7.2 years, respectively. We had a globally diversified customer base comprised of 109 airlines in 55 countries as of June 30, 2025.

The following table summarizes the key portfolio metrics of our fleet as of June 30, 2025 and December 31, 2024:

	June 30, 2025		December 31, 2024
Net book value of flight equipment subject to operating lease	$29.1	billion	$28.2	billion
Weighted-average fleet age(1)	4.8 years		4.6 years
Weighted-average remaining lease term(1)	7.2 years		7.2 years

Owned fleet(2)	495		489
Managed fleet	53		60
Aircraft on order	241		269
Total	789		818

Current fleet contracted rentals	$19.3	billion	$18.3	billion
Committed fleet rentals	$9.5	billion	$11.2	billion
Total committed rentals	$28.8	billion	$29.5	billion

(1) Weighted-average fleet age and remaining lease term calculated based on net book value of our flight equipment subject to operating lease.
(2) As of June 30, 2025 and December 31, 2024, our owned fleet count included 16 and 30 aircraft classified as flight equipment held for sale, respectively, and 16 and 15 aircraft classified as net investments in sales-type leases, respectively.

The following table details the regional concentration of our flight equipment subject to operating leases:

	June 30, 2025	December 31, 2024
Region	% of Net Book Value	% of Net Book Value
Europe	40.5%	41.4%
Asia Pacific	36.1%	35.8%
Central America, South America, and Mexico	9.5%	9.5%
The Middle East and Africa	7.7%	7.0%
U.S. and Canada	6.2%	6.3%
Total	100.0%	100.0%

The following table details the composition of our owned fleet by aircraft type:

	June 30, 2025		December 31, 2024
Aircraft type	Number of Aircraft	% of Total	Number of Aircraft	% of Total
Airbus A220-100	7	1.4%	7	1.4%
Airbus A220-300	31	6.3%	22	4.5%
Airbus A320-200	17	3.4%	23	4.7%
Airbus A320-200neo	23	4.6%	23	4.7%
Airbus A321-200	19	3.8%	19	3.9%
Airbus A321-200neo	109	22.1%	108	22.1%
Airbus A330-200(1)	13	2.6%	13	2.7%
Airbus A330-300	5	1.0%	5	1.0%
Airbus A330-900neo	28	5.7%	28	5.7%
Airbus A350-900	17	3.4%	17	3.5%
Airbus A350-1000	8	1.6%	8	1.6%
Boeing 737-700	2	0.4%	2	0.4%
Boeing 737-800	48	9.7%	61	12.5%
Boeing 737-8 MAX	69	13.9%	59	12.1%
Boeing 737-9 MAX	31	6.3%	30	6.1%
Boeing 777-200ER	1	0.2%	1	0.2%
Boeing 777-300ER	24	4.9%	24	4.9%
Boeing 787-9	27	5.5%	26	5.3%
Boeing 787-10	15	3.0%	12	2.5%
Embraer E190	1	0.2%	1	0.2%
Total(2)	495	100.0%	489	100.0%

(1) As of June 30, 2025 and December 31, 2024, aircraft count includes three and two Airbus A330-200 aircraft classified as freighters, respectively.
(2) As of June 30, 2025 and December 31, 2024, our owned fleet count included 16 and 30 aircraft classified as flight equipment held for sale, respectively, and 16 and 15 aircraft classified as net investments in sales-type leases, respectively.

Debt Financing Activities
We ended the second quarter of 2025 with total debt financing, net of discounts and issuance costs, of $20.3 billion. As of June 30, 2025, 76.7% of our total debt financing was at a fixed rate and 97.4% was unsecured. As of June 30, 2025, our composite cost of funds was 4.28%. We ended the quarter with total liquidity of $7.9 billion.

As of the end of the periods presented, our debt portfolio was comprised of the following components (dollars in millions, except percentages):

	June 30, 2025	December 31, 2024
Unsecured
Senior unsecured securities	$14,719	$16,047
Term financings	3,893	3,629
Commercial paper	936	—
Revolving credit facility	—	170
Other revolving credit facilities	400	—
Total unsecured debt financing	19,948	19,846
Secured
Term financings	347	354
Export credit financing	183	190
Total secured debt financing	530	544

Total debt financing	20,478	20,390
Less: Debt discounts and issuance costs	(158)	(180)
Debt financing, net of discounts and issuance costs	$20,320	$20,210
Selected interest rates and ratios:
Composite interest rate(1)	4.28%	4.14%
Composite interest rate on fixed-rate debt(1)	3.90%	3.74%
Percentage of total debt at a fixed-rate	76.70%	79.00%

(1) This rate does not include the effect of upfront fees, facility fees, undrawn fees or amortization of debt discounts and issuance costs.

Conference Call
In connection with this earnings release, Air Lease will host a conference call on August 4, 2025 at 4:30 PM Eastern Time to discuss the Company's financial results for the second quarter of 2025.
Investors can participate in the conference call by dialing 1 (800) 715-9871 domestic or 1 (646) 307-1963 international. The passcode for the call is 4869598.
The conference call will also be broadcast live through a link on the Investors page of the Air Lease website at www.airleasecorp.com. Please visit the website at least 15 minutes prior to the call to register, download and install any necessary audio software. A replay of the broadcast will be available on the Investors page of the Air Lease website.
For your convenience, the conference call can be replayed in its entirety beginning on August 4, 2025 until 11:59 PM ET on August 11, 2025. If you wish to listen to the replay of this conference call, please dial 1 (800) 770-2030 domestic or 1 (647) 362-9199 international and enter passcode 4869598.
About Air Lease (NYSE: AL)
Air Lease is a leading global aircraft leasing company based in Los Angeles, California that has airline customers throughout the world. Air Lease and its team of dedicated and experienced professionals are principally engaged in purchasing new commercial aircraft and leasing them to its airline customers worldwide through customized aircraft leasing and financing solutions. Air Lease routinely posts information that may be important to investors in the “Investors” section of its website at www.airleasecorp.com. Investors and potential investors are encouraged to consult Air Lease’s website regularly for important information. The information contained on, or that may be accessed through, Air Lease’s website is not incorporated by reference into, and is not a part of, this press release.

Contact

Investors:
Jason Arnold Vice President, Investor Relations Email: investors@airleasecorp.com

Media:
Ashley Arnold Senior Manager, Media and Investor Relations Email: press@airleasecorp.com

Forward-Looking Statements
This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements appear in a number of places in this press release and include statements regarding, among other matters, the state of the airline industry, our access to the capital and debt markets, the impact of Russia’s invasion of Ukraine and the impact of sanctions imposed on Russia, aircraft and engine delivery delays and manufacturing flaws, our aircraft sales pipeline and expectations, changes in inflation and interest rates and other macroeconomic conditions and other factors affecting our financial condition or results of operations. Words such as “can,” “could,” “may,” “predicts,” “potential,” “will,” “projects,” “continuing,” “ongoing,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and “should,” and variations of these words and similar expressions, are used in many cases to identify these forward-looking statements. Any such forward-looking statements are not guarantees of future performance and involve risks, uncertainties, and other factors that may cause our actual results, performance or achievements, or industry results to vary materially from our future results, performance or achievements, or those of our industry, expressed or implied in such forward-looking statements. Such factors include, among others:

•our inability to obtain additional capital on favorable terms, or at all, to acquire aircraft, service our debt obligations and refinance maturing debt obligations;
•increases in our cost of borrowing, decreases in our credit ratings or changes in interest rates;
•our inability to generate sufficient returns on our aircraft investments through strategic aircraft acquisitions and profitable leasing;
•the failure of an aircraft or engine manufacturer to meet its contractual obligations to us, including or as a result of labor strikes, aviation supply chain constraints, manufacturing flaws or technical or other difficulties with aircraft or engines before or after delivery;
•our ability to recover losses related to aircraft detained in Russia, including through insurance claims and related litigation;
•obsolescence of, or changes in overall demand for, our aircraft;
•changes in the value of, and lease rates for, our aircraft, including as a result of aircraft oversupply, manufacturer production levels, our lessees’ failure to maintain our aircraft, inflation, and other factors outside of our control;
•impaired financial condition and liquidity of our lessees, including due to lessee defaults and reorganizations, bankruptcies or similar proceedings;
•increased competition from other aircraft lessors;
•the failure by our lessees to adequately insure our aircraft or fulfill their contractual indemnity obligations to us, or the failure of such insurers to fulfill their contractual obligations;
•increased tariffs and other restrictions on trade;
•changes in the regulatory environment, including changes in tax laws and environmental regulations;
•other events affecting our business or the business of our lessees and aircraft manufacturers or their suppliers that are beyond our or their control, such as the threat or realization of epidemic diseases, natural disasters, terrorist attacks, war or armed hostilities between countries or non-state actors; and
•any additional factors discussed under “Part I — Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024, “Part II — Item 1A. Risk Factors” in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025 and June 30, 2025, and other Securities and Exchange Commission (“SEC”) filings, including future SEC filings.

All forward-looking statements are necessarily only estimates of future results, and there can be no assurance that actual results will not differ materially from expectations. You are therefore cautioned not to place undue reliance on such statements. Any forward-looking statement speaks only as of the date on which it is made, and we do not intend and undertake no obligation to update any forward-looking information to reflect actual results or events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

###

Air Lease Corporation and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and par value amounts)

	June 30, 2025	December 31, 2024
	(unaudited)
Assets
Cash and cash equivalents	$454,801	$472,554
Restricted cash	4,201	3,550
Flight equipment subject to operating leases	35,667,581	34,168,919
Less accumulated depreciation	(6,535,795)	(5,998,453)
	29,131,786	28,170,466
Net investment in sales-type leases	478,396	433,048
Deposits on flight equipment purchases	1,116,672	761,438
Flight equipment held for sale	524,141	951,181
Other assets	1,585,413	1,485,659
Total assets	$33,295,410	$32,277,896
Liabilities and Shareholders’ Equity
Accrued interest and other payables	$1,094,754	$1,272,984
Debt financing, net of discounts and issuance costs	20,320,406	20,209,985
Security deposits on flight equipment leases	634,115	624,597
Maintenance reserves on flight equipment leases	1,375,525	1,180,741
Rentals received in advance	133,804	136,566
Deferred tax liability	1,512,575	1,320,397
Total liabilities	$25,071,179	$24,745,270
Shareholders’ Equity
Preferred Stock, $0.01 par value; 50,000,000 shares authorized at each of June 30, 2025 and December 31, 2024; 900,000 (aggregate liquidation preference of $900,000) shares issued and outstanding at June 30, 2025 and December 31, 2024, respectively	$9	$9
Class A common stock, $0.01 par value; 500,000,000 shares authorized; 111,765,032 and 111,376,884 shares issued and outstanding at June 30, 2025 and December 31, 2024, respectively	1,118	1,114
Class B Non-Voting common stock, $0.01 par value; 10,000,000 shares authorized; no shares issued or outstanding	—	—
Paid-in capital	3,382,695	3,364,712
Retained earnings	4,836,880	4,147,218
Accumulated other comprehensive income	3,529	19,573
Total shareholders’ equity	$8,224,231	$7,532,626
Total liabilities and shareholders’ equity	$33,295,410	$32,277,896

Air Lease Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share, per share amounts and percentages)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
	(unaudited)
Revenues and other income
Rental of flight equipment revenue
Lease rentals	$647,661	$594,847	$1,284,893	$1,185,322
Maintenance rentals and other receipts	31,048	14,658	39,185	38,512
Total rental of flight equipment revenue	678,709	609,505	1,324,078	1,223,834
Gain on aircraft sales and trading and other income	52,987	57,783	145,900	106,764
Total revenues and other income	731,696	667,288	1,469,978	1,330,598

Expenses
Interest	209,087	190,004	417,661	371,599
Amortization of debt discounts and issuance costs	13,217	13,292	27,212	26,401
Interest expense	222,304	203,296	444,873	398,000

Depreciation of flight equipment	304,288	281,982	603,307	559,242
Recoveries of Russian fleet write-off	(344,002)	—	(675,940)	—
Selling, general and administrative	49,851	45,432	109,199	93,175
Stock-based compensation expense	12,674	8,837	30,290	17,112
Total expenses	245,115	539,547	511,729	1,067,529
Income before taxes	486,581	127,741	958,249	263,069
Income tax expense	(101,414)	(24,795)	(197,249)	(52,257)
Net income	$385,167	$102,946	$761,000	$210,812
Preferred stock dividends	(11,081)	(12,508)	(22,163)	(22,933)
Net income attributable to common stockholders	$374,086	$90,438	$738,837	$187,879

Earnings per share of common stock:
Basic	$3.35	$0.81	$6.62	$1.69
Diluted	$3.33	$0.81	$6.59	$1.68
Weighted-average shares of common stock outstanding
Basic	111,762,758	111,372,434	111,656,919	111,273,514
Diluted	112,233,226	111,740,821	112,191,471	111,712,719

Other financial data
Pre-tax margin	66.5%	19.1%	65.2%	19.8%
Pre-tax return on common equity (trailing twelve months)	17.0%	10.4%	17.0%	10.4%
Adjusted net income before income taxes(1)	$157,389	$137,362	$326,878	$283,649
Adjusted diluted earnings per share before income taxes(1)	$1.40	$1.23	$2.91	$2.54
Adjusted pre-tax margin(1)	21.5%	20.6%	22.2%	21.3%
Adjusted pre-tax return on common equity (trailing twelve months)(1)	9.0%	10.8%	9.0%	10.8%
(1)Adjusted net income before income taxes (defined as net income attributable to common stockholders excluding the effects of certain non-cash items, such as non-cash deemed dividends upon redemption of our Series A preferred stock, one-time or non-recurring items that are not expected to continue in the future, such as retirement compensation and net write-offs and recoveries related to our former Russian fleet, and certain other items), adjusted pre-tax margin (defined as adjusted net income before income taxes divided by total revenues), adjusted diluted earnings per share before income taxes (defined as adjusted net income before income taxes divided by the weighted average diluted common shares outstanding) and adjusted

Air Lease Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share, per share amounts and percentages)

pre-tax return on common equity (defined as adjusted net income before income taxes divided by average common shareholders' equity) are measures of operating performance that are not defined by GAAP and should not be considered as an alternative to net income attributable to common stockholders, pre-tax margin, earnings per share, diluted earnings per share and pre-tax return on common equity, or any other performance measures derived in accordance with GAAP. Adjusted net income before income taxes, adjusted pre-tax margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity are presented as supplemental disclosure because management believes they provide useful information on our earnings from ongoing operations.

Management and our board of directors use adjusted net income before income taxes, adjusted pre-tax margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity to assess our consolidated financial and operating performance. Management believes these measures are helpful in evaluating the operating performance of our ongoing operations and identifying trends in our performance, because they remove the effects of certain non-cash items, one-time or non-recurring items that are not expected to continue in the future and certain other items. Adjusted net income before income taxes, adjusted pre-tax margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity, however, should not be considered in isolation or as a substitute for analysis of our operating results or cash flows as reported under GAAP. Adjusted net income before income taxes, adjusted pre-tax margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity do not reflect our cash expenditures or changes in our cash requirements for our working capital needs. In addition, our calculation of adjusted net income before income taxes, adjusted pre-tax margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity may differ from the adjusted net income before income taxes, adjusted pre-tax margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity or analogous calculations of other companies in our industry, limiting their usefulness as a comparative measure.

The following table shows the reconciliation of the numerator for adjusted pre-tax margin (in thousands, except percentages):

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
	(unaudited)
Reconciliation of the numerator for adjusted pre-tax margin (net income attributable to common stockholders to adjusted net income before income taxes):
Net income attributable to common stockholders	$374,086	$90,438	$738,837	$187,879
Amortization of debt discounts and issuance costs	13,217	13,292	27,212	26,401
Recoveries of Russian fleet write-off	(344,002)	—	(675,940)	—
Stock-based compensation expense	12,674	8,837	30,290	17,112
Retirement compensation expense	—	—	9,230	—
Income tax expense	101,414	24,795	197,249	52,257
Adjusted net income before income taxes	$157,389	$137,362	$326,878	$283,649

Denominator for adjusted pre-tax margin:
Total revenues	$731,696	$667,288	$1,469,978	$1,330,598
Adjusted pre-tax margin(a)	21.5%	20.6%	22.2%	21.3%

(a) Adjusted pre-tax margin is adjusted net income before income taxes divided by total revenues.

Air Lease Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share, per share amounts and percentages)

The following table shows the reconciliation of the numerator for adjusted diluted earnings per share before income taxes (in thousands, except share and per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
	(unaudited)
Reconciliation of the numerator for adjusted diluted earnings per share (net income attributable to common stockholders to adjusted net income before income taxes):
Net income attributable to common stockholders	$374,086	$90,438	$738,837	$187,879
Amortization of debt discounts and issuance costs	13,217	13,292	27,212	26,401
Recoveries of Russian fleet write-off	(344,002)	—	(675,940)	—
Stock-based compensation expense	12,674	8,837	30,290	17,112
Retirement compensation expense	—	—	9,230	—
Income tax expense	101,414	24,795	197,249	52,257
Adjusted net income before income taxes	$157,389	$137,362	$326,878	$283,649

Denominator for adjusted diluted earnings per share:
Weighted-average diluted common shares outstanding	112,233,226	111,740,821	112,191,471	111,712,719
Adjusted diluted earnings per share before income taxes(b)	$1.40	$1.23	$2.91	$2.54

(b) Adjusted diluted earnings per share before income taxes is adjusted net income before income taxes divided by weighted-average diluted common shares outstanding.
The following table shows the reconciliation of pre-tax return on common equity to adjusted pre-tax return on common equity (in thousands, except percentages):

	Trailing Twelve Months Ended June 30,
	2025	2024
	(unaudited)
Reconciliation of the numerator for adjusted pre-tax return on common equity (net income attributable to common stockholders to adjusted net income before income taxes):
Net income attributable to common stockholders	$923,030	$520,530
Amortization of debt discounts and issuance costs	55,634	53,734
Recoveries of Russian fleet write-off	(675,940)	(67,022)
Stock-based compensation expense	47,065	37,116
Retirement compensation expense	9,230	—
Income tax expense	250,546	130,175
Deemed dividend adjustment(c)	7,869	—
Adjusted net income before income taxes	$617,434	$674,533

Reconciliation of the denominator for pre-tax return on common equity to adjusted pre-tax return on common equity:
Common shareholders' equity as of beginning of the period	$6,457,246	$6,002,653
Common shareholders' equity as of end of the period	$7,324,231	$6,457,246
Average common shareholders' equity	$6,890,739	$6,229,950

Adjusted pre-tax return on common equity(d)	9.0%	10.8%

(c) This adjustment consists of a deemed dividend related to the redemption of our Series A preferred stock. The deemed dividend relates to initial costs related to the issuance of our Series A Preferred Stock.
(d) Adjusted pre-tax return on common equity is adjusted net income before income taxes divided by average common shareholders’ equity.

Air Lease Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Six Months Ended June 30,
	2025	2024
	(unaudited)
Operating Activities
Net income	$761,000	$210,812
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of flight equipment	603,307	559,242
Recoveries of Russian fleet write-off	(675,940)	—
Stock-based compensation expense	30,290	17,112
Deferred taxes	196,546	50,575
Amortization of prepaid lease costs	45,444	50,579
Amortization of discounts and debt issuance costs	27,212	26,401
Gain on aircraft sales, trading and other activity	(89,164)	(97,978)
Changes in operating assets and liabilities:
Other assets	15,897	(25,377)
Accrued interest and other payables	(50,026)	8,555
Rentals received in advance	(2,609)	(14,778)
Net cash provided by operating activities	861,957	785,143
Investing Activities
Acquisition of flight equipment	(1,203,893)	(1,466,104)
Payments for deposits on flight equipment purchases	(736,721)	(179,213)
Proceeds from aircraft sales, trading and other activity	475,937	430,476
Proceeds from settlement of insurance claims	611,728	—
Acquisition of aircraft furnishings, equipment and other assets	(119,419)	(191,952)
Net cash used in investing activities	(972,368)	(1,406,793)
Financing Activities
Cash dividends paid on Class A common stock	(49,090)	(46,703)
Cash dividends paid on preferred stock	(22,163)	(22,933)
Tax withholdings on stock-based compensation	(12,302)	(9,384)
Net change in unsecured revolving facilities	230,000	(1,010,000)
Net change in commercial paper balance	936,000	—
Proceeds from debt financings	433,074	3,024,408
Payments in reduction of debt financings	(1,633,343)	(1,503,849)
Debt issuance costs	(4,490)	(7,534)
Security deposits and maintenance reserve receipts	226,887	198,377
Security deposits and maintenance reserve disbursements	(11,264)	(9,568)
Net cash provided by financing activities	93,309	612,814
Net decrease in cash	(17,102)	(8,836)
Cash, cash equivalents and restricted cash at beginning of period	476,104	464,492
Cash, cash equivalents and restricted cash at end of period	$459,002	$455,656
Supplemental Disclosure of Cash Flow Information
Cash paid during the period for interest, including capitalized interest of $19,409 and $21,709 at June 30, 2025 and 2024, respectively	$474,743	$390,120
Cash paid for income taxes	$2,209	$21,313
Supplemental Disclosure of Noncash Activities
Buyer furnished equipment, capitalized interest and deposits on flight equipment purchases applied to acquisition of flight equipment and other assets	$495,801	$351,720
Flight equipment subject to operating leases reclassified to flight equipment held for sale	$140,253	$744,559
Transfer of flight equipment to investment in sales-type lease	$33,778	$33,629
Cash dividends declared on Class A common stock, not yet paid	$24,588	$23,389